Exhibit 10.2

INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 7th day of July 2026, by and among FRENEL IMAGING LTD, a company incorporated under the laws of the State of Israel with registration number 516262821 (the “Company”), the persons and entities identified in Schedule 1 attached hereto (collectively, the “Ordinary Holders”), and the persons and entities identified in Schedule 2 attached hereto (the “Preferred Holders” and, together with the Ordinary Holders, severally a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, as of the date first set forth above, the Preferred Holders are the holders of all of the Company’s issued and outstanding Series Seed Preferred Shares, nominal value NIS 0.01 each, Series A Preferred Shares, nominal value NIS 0.01 each, and Series A-1 Preferred Shares, nominal value NIS 0.01 each (collectively, the “Preferred Shares”), and the Ordinary Holders are the holders of Ordinary Shares, nominal value NIS 0.01 each (the “Ordinary Shares”);

WHEREAS, the Company and certain Preferred Holders are parties to the Series A Preferred Share Purchase Agreement of even date herewith (the “Purchase Agreement”, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement); and

WHEREAS, in order to induce those certain Preferred Holders to invest funds in the Company pursuant to the Purchase Agreement, the Holders and the Company hereby agree that this Agreement shall govern the rights of the Holders to cause the Company to register Ordinary Shares issued or issuable to them and to receive certain information from the Company, and other matters as set forth herein, and further agree that this Agreement shall replace and supersede in all respects the Investors’ Rights Agreement dated May 24, 2022 in its entirety.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights.

The Company hereby agrees that if the Company provides to other shareholders in the future, then the Preferred Holders shall be entitled to identical registration rights (including, but not limited to, any negative covenants granted in respect of the registration rights) first granted by the Company to investors in the first financing round in which registration rights are granted, on a pro-rata basis including, but not limited to, customary demand, piggyback, Form S-3 or comparable short-form registration rights and any related negative covenants or lock-up protections, on a pro-rata basis and subject only to any standard registration preference expressly set forth in such rights first granted to such future investors.

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2. Affirmative Covenants. The Company undertakes towards the Major Holders (as defined below), as follows:

2.1. Delivery of Financial Information. The Company will furnish the following reports to each Preferred Holder, for as long as each such shareholder holds at least 5% of the Company’s issued and outstanding share capital on an as converted basis (a “Major Holder”):

(i) As soon as practicable after the end of each fiscal year and in any event within one hundred and twenty (120) days thereafter, the consolidated balance sheet and statement of shareholder equity of the Company as of the end of such fiscal year, and the consolidated statements of income and cash flow for the fiscal year then ended, all in reasonable detail, stating in each case in comparative form the figures of the preceding fiscal year, United States dollar denominated, audited and certified by independent public accounting firm of which is one of (or is affiliated with one of) the “Big Four” US accounting firms, in each case in English and accompanied by an opinion in English of such firm which opinion shall state that such balance sheet and statements of shareholder equity, income and cash flow have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with that of the preceding fiscal year, and present fairly in all material respects the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with United States generally accepted auditing standards.

(ii) As soon as practicable, and in any event within sixty (60) days after the end of the first, second and third quarters of each fiscal year of the Company, un-audited reviewed consolidated balance sheets of the Company as of the end of such quarter and consolidated statements of income and cash flow of the Company for such quarter and for the portion of the fiscal year ending with such period, in each case in English and in reasonable detail, stating in each case in comparative form the figures for the corresponding period of the preceding fiscal year and United States dollar denominated, prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present in all material respects the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment.

(iii) As soon as practicable following request from a Major Holder, and in any event not more than four (4) times in every fiscal year, a summary of the Company’s activities as of the end of the quarter preceding such request, executed by the Chief Executive Officer of the Company together with an updated capitalization table of the Company reflecting all issued and outstanding shares, options and other securities on a fully diluted basis.

(iv) As soon as practicable, and in any event at least thirty (30) days before each fiscal year, the Company’s annual budget and business plan for the following year, on a monthly basis and including expected income statements and statement of cash flows for such months and approved by the Company’s board of directors (the “Board”) and if and as soon as prepared, any revised budgets and business plans prepared by the Company, all in reasonable detail and in English.

(v) Such other information relating to the financial condition, business, or corporate affairs of the Company as any Major Holder may from time to time reasonably request, without derogating from such Major Holders’ statutory rights.

2.2. Inspection and Visitation. The Company will permit each Major Holder and its representatives, at such Major Holder’s expense and subject to customary confidentiality undertakings to be executed thereby (not less restrictive than the confidentiality provisions of this Agreement), reasonable access, during normal business hours and upon reasonable notice, to visit and inspect any of the properties of the Company, to examine its books and records and to discuss its affairs, finances and accounts with the Company’s Chief Executive Officer, Chief Financial Officer and auditor.

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2.3. Limitations on Information Rights.

2.3.1. The Company may refrain from providing or granting access to any of the information pursuant to Sections 2.1 and 2.2 to a Major Holder if the Board reasonably determines in good faith that (i) such information is a Company trade secret, sensitive classified confidential or proprietary information or involves personal information; (ii) the disclosure of such information would be reasonably expected to adversely affect the attorney-client privilege between the Company and its counsel; or (iii) the disclosure of such information would be reasonably expected to create a conflict of interests or potential conflict of interests between the Company and such Major Holder or any affiliate thereof.

2.3.2. The Company may refrain from providing or granting access to any of the information pursuant to Sections 2.1 and 2.2 to a Major Holder if the Board reasonably determines in good faith that such Major Holder is a Competitor of the Company. For purposes of this Agreement, “Competitor” shall mean a person or entity engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement) in one or more of the same lines of business as the Company.

2.3.3. The Company may cease providing or granting access to any of the information set forth in this Sections 2.1 and 2.2 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes, based on advise of outside legal counsel, that it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under Sections 2.1 and 2.2 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

2.4. Confidentiality. Each Major Holder agrees that any information provided to it under this Agreement will not be disclosed (other than to its officers and/or general partner, employees, auditors and its legal, financial and technical advisors to the extent necessary to obtain their services in connection with monitoring its investment or holdings in the Company; provided that such entities are under an obligation to the Investor to keep such information confidential), without the prior written consent of the Company; provided that, in connection with periodic non-public reports to its shareholders or partners, each Major Holder may, without first obtaining such written consent, make general standard statements, not containing technical or other confidential information, regarding the nature and progress of the Company’s business; and provided further, that each Major Holder may provide summary information regarding the Company’s financial information in its reports to their respective shareholders or partners, but may not annex to such reports the full financial information to be provided under this Agreement by the Company. For the avoidance of doubt, Confidential Information shall not include any information which: (1) was in the public domain prior to the time of disclosure by the Company; (2) enters the public domain after disclosure by the Company to the Major Holder through no action or inaction of such Major Holder; or (3) is already in the possession of the Major Holder free of any obligation of confidentiality at the time of disclosure by the Company. The Major Holder may disclose Confidential Information that is required by law to be disclosed by the Major Holder; provided that such Major Holder shall use all commercially reasonable efforts to maintain the confidentiality of such disclosed information and further provided that the Major Holder promptly as practicable notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

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2.5. Accounting. The Company will maintain and cause each of its subsidiaries to maintain a system of accounting established and administered in accordance with US GAAP consistently applied, and will set aside on its books and cause each of its subsidiaries to set aside on its books all such proper reserves as shall be required by US GAAP audited and certified by independent public accounting firm of which is one of (or is affiliated with one of) the “Big Four” US accounting firms, in each case in English and accompanied by an opinion in English of such firm which opinion shall state that such balance sheet and statements of shareholder equity, income and cash flow have been prepared in accordance with US GAAP.

2.6. Proprietary Information and Non-Competition Agreements. The Company will not employ, or continue to employ, any employee or consultant who will have access to confidential information with respect to the Company and its operations unless such person has executed and delivered a Proprietary Information and Non-Disclosure Agreement in substantially the form approved by the Board, unless otherwise approved by the Board.

2.7. Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the closing of an IPO or the closing of a Deemed Liquidation, as defined in the Company’s Amended and Restated Articles of Association as then in effect (the “Articles”). Thereafter, the Company shall deliver to the Major Holders, and its assignees or transferees, such financial information as the Company from time to time provides to other Holders.

3. Miscellaneous.

3.1. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2. Effect of Change in Company’s Capital Structure. If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding shares of the Company, then in such event any and all new, substituted or additional securities to which a shareholder is entitled by reason of the shareholder’s ownership of the shares of the Company shall be immediately subject to the rights and obligations set forth in this Agreement, with the same force and effect as the shares subject to such rights immediately before such event.

3.3. Governing Law. This Agreement shall be governed by and construed exclusively under the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the competent courts in Jerusalem, Israel shall have sole jurisdiction over this Agreement.

3.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6. Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given to such party under this Agreement on the earliest of the following: (a) the date of personal delivery; (b) one (1) business day after transmission by Email, addressed to the other party at its Email address, with confirmation of transmission; (c) one (1) business day after deposit with a return receipt express courier for deliveries within Israel, or three (3) business days after such deposit for deliveries outside of Israel; or (d) three (3) business days after deposit in the mail by registered or certified mail (return receipt requested) for deliveries within Israel. All notices not delivered personally or by Email will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below such party’s signature on this Agreement or on Schedule A hereto, or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto. All notices for delivery outside Israel will be sent by Email or by express courier. Any notice given hereunder to more than one person will be deemed to have been given, for purposes of counting time periods hereunder, on the date effectively given to the last party required to be given such notice.

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3.7. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.8. Entire Agreement: Amendments and Waivers. This Agreement (including the Exhibits hereto, if any), constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the majority of the Preferred Holders (as a single class, on an as converted basis); provided, however, that in the event that such amendment or waiver adversely affects the specific obligations and/or rights of a certain shareholder or group of shareholders or certain class or series of shares, such amendment or waiver shall also require the written consent of such shareholder or majority of such group, class or series, as the case maybe. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to this Agreement and each future holder of shares, and the Company.

3.9. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

3.10. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

3.11. Aggregation of Shares. All shares of the Company held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and for the calculation of the pro rata shares of such affiliated entities, provided that no shares shall be counted twice for the latter purpose.

3.12. Additional Parties. The parties hereto acknowledge that the Company may issue additional Preferred Shares after the date hereof, whether pursuant to the Purchase Agreement or otherwise, and agree that such additional parties shall be added as parties to this Agreement as “Preferred Holders” with respect to any or all of the securities of the Company purchased by them, and shall thereupon be deemed for all purposes an Investor. Any such additional party shall execute a counterpart of this Agreement, and upon execution by such additional party and by the Company, shall be considered a “Preferred Holder” for purposes of this Agreement.

3.13. Holder Assignees. Any reference to, or rights conferred upon each holder of Preferred Shares or any of its affiliates, may be transferred or assigned, free of any restriction, to their Permitted Transferees (as defined in the Articles).

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IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY:

FRENEL IMAGING LTD

By:
Name:	Sagi Zur Arie
Title:	CTO, Interim CEO

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

WRAP Technologies, Inc.

By:
Name:	Scot Cohen
Title:	Chief Executive Officer

[Signature Page – Frenel - Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

[NAME]

By:
Name:
Title:

[Signature Page – Frenel - Investors’ Rights Agreement]